FOR FURTHER INFORMATION:
Financial Relations Board
Leslie Loyet
111 E. Wacker Drive, 10th Floor
Chicago, IL 60601
(312) 640-6672

Specialty Underwriters’ Alliance, Inc.
Scott Goodreau
222 South Riverside Plaza
Chicago, IL 60606
(888) 782-4672

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 2, 2006

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS
PROFITABLE SECOND QUARTER 2006 RESULTS

CHICAGO – August 2, 2006 – Specialty Underwriters’ Alliance, Inc. (NASDAQ:SUAI) “SUA” today reported net income of $2.2 million, or $0.14 per share, for the three months ended June 30, 2006, compared with a net loss of $4.0 million, or $0.27 per share, in the prior year quarter. Net income for the first six months was $2.0 million, or $0.13 per share, compared with a loss of $8.5 million, or $0.58 per share in the prior year. Courtney Smith, president and chief executive officer stated, “We are very pleased to announce that we have reached our stated objective of profitability in the first half of 2006.”

Total revenues for the three months ended June 30, 2006 were $26.7 million, comprised of earned insurance premiums of $25.2 million and investment income of $1.5 million. This compares with total revenues of $4.0 million, comprised of earned insurance premiums of $3.0 million and investment income of $1.0 million in the prior year period. Total revenues for the six months ended June 30, 2006 were $51.1 million, comprised of earned premiums of $48.5 million and investment income of $2.6 million. Total revenues for the same period a year ago were $5.3 million comprised of earned premiums of $3.5 million and investment income of $1.8 million.

Gross written premiums for the three and six months ended June 30, 2006 were $37.4 million and $68.2 million, respectively, compared with $25.0 million and $33.5 million for the same periods ended June 30, 2005. Net written premiums were $34.9 million and $62.3 million, respectively, for the three and six months ended June 30, 2006, compared with $22.2 million and $29.8 million for the prior year periods.

For the second quarter of 2006, total expenses were $24.4 million — $14.5 million of losses and loss adjustment expenses and $9.9 million of acquisition costs and general administrative and operating expenses. General administrative expenses totaled $4.7 million. Other major categories of expense included $1.4 million of salaries and benefit costs (excluding $1.0 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.8 million of professional and consulting fees, $0.6 million of depreciation and amortization and $1.9 million of other expenses.

During the second quarter of 2005, total expenses were $8.0 million — $2.3 million of losses and loss adjustment expenses and $5.7 million of acquisition costs and general administrative and operating expenses. General administrative expenses totaled $5.1 million, of which $2.2 million was service company fees with Syndicated Services Company (“SSC”). Other major categories of expense included $1.7 million of salaries and benefit costs (excluding $0.7 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.6 million of professional and consulting fees, $0.3 million of depreciation and amortization and $0.3 million of other expenses.

For the six months ended June 30, 2006, total expenses were $49.0 million — $28.5 million of losses and loss adjustment expenses and $20.5 million of acquisition costs and general administrative and operating expenses. For this six month period, general administrative expenses totaled $9.8 million. Other major categories of expense included $2.8 million of salaries and benefit costs (excluding $2.1 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $2.2 million of professional and consulting fees, $1.0 million of depreciation and amortization and $3.8 million of other expenses. Year to date expenses include a reclassification of first quarter expenses of $0.4 million resulting in a decrease in acquisition expense from $5.9 million to $5.5 million and an increase in operating expense from $4.6 million to $5.0 million for the three months ended March 31, 2006.

For the six months ended June 30, 2005, total expenses were $13.8 million — $2.8 million of losses and loss adjustment expenses and $11.0 million of acquisition costs and general administrative and operating expenses. For the six month period, general administrative expenses totaled $10.3 million, of which $4.4 million was service company fees with SSC. Other major categories of expense included $2.8 million of salaries and benefit costs (excluding $1.1 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.2 million of professional and consulting fees, $0.8 million of depreciation and amortization and $1.1 million of other expenses.

As of June 30, 2006, the company reported investments of $131.9 million, total assets of $317.4 million, total liabilities of $213.5 million and shareholders’ equity of $103.9 million. Book value per share was $6.81 and tangible book value per share was $6.11. As of December 31, 2005, the company reported investments of $103.0 million, total assets of $277.2 million, total liabilities of $176.4 million and shareholders’ equity of $100.8 million. Book value per share was $6.76 and tangible book value per share was $6.04.

Progress in Premium Growth and Diversification
Smith noted, “We achieved a twenty-two percent increase over the prior quarter in written premium. Also, we improved our mix of business; workers’ compensation was 63 percent for the three months ended June 30, 2006 as compared to 69 percent for the year ended December 31, 2005. We continue to work toward signing new Partner Agents that diversify our book of business and fit our business model. In addition, we increased the number of states in which our current Partner Agents can produce business with more states to follow.”

Smith added, “In the second quarter, our net loss and loss adjustment expense ratio was 57.4 percent. As we balance our mix of business and grow our premium, this ratio should improve further. Our expenses remain controlled with plans to increase staff only as our business volume requires.”

Partner Agent Summary

Risk Transfer Holdings, Inc. (RTH)
SUA’s largest producing Partner Agent, RTH, specializes in providing workers’ compensation coverage to PEOs, which are organizations that provide small employers with human resource services, employee benefits, and workers’ compensation insurance. SUA is conducting business with RTH in California, Florida, Georgia, Alabama, South Carolina, Texas, Illinois, Michigan, and most recently Nevada. RTH produced total premiums of $22.1 million and $40.4 million for the three and six months ended June 30, 2006, as compared to $17.8 million and $23.1 million for the three and six months ended June 30, 2005.

Smith stated, “RTH continues to be a solid producer for us. While the recent rate decrease in California impacted this quarter’s premium, we continue to believe that California is an attractive market. We also continue to push into other markets including our recent entrance into Nevada.”

American Team Managers (ATM)
ATM specializes in general liability coverage for artisan contractors (electricians, plumbers and other trades) and general contractors and small to midsize workers’ compensation niches within California. ATM also offers general liability, commercial auto and garage coverages for local and intermediate trucking in California. Premium was $7.6 million and $14.8 million, respectively, for the three and six months ended June 30, 2006, as compared to $5.4 million and $7.1 million for the three and six month months ended June 30, 2005.

Smith noted, “We continue to be satisfied with ATM’s growth, especially outside of workers’ compensation. Our newest customer class — local and intermediate trucking — is producing well.”

AEON Insurance Group, Inc. (AEON)
AEON, the company’s Partner Agent specializing in commercial auto, general liability and inland marine for tow trucks and repossession segments, produced written premiums of $4.1 million and $7.6 million, respectively, for the three and six months ended June 30, 2006, as compared to $1.8 million and $3.3 million for the three and six months ended June 30, 2005.

Smith stated, “We are encouraged by the improvement in AEON’s production.”

Specialty Risk Solutions, LLC (SRS)
SRS specializes in providing general liability to the public entity segment including schools, municipalities and special districts. SRS became a Partner Agent in May 2005 and did not write any business in the first half of either 2006 or 2005.

Smith noted, “As mentioned, SRS selectively targets a limited number of accounts that are attractively priced. We are quoting business for the third quarter.”

Appalachian Underwriters, Inc. (AUI)
AUI specializes in providing general liability and commercial auto to small artisan and general contractors such as carpentry professionals, electricians and interior decorators, as well as suppliers to the construction industry, such as drywall suppliers. AUI has expanded its offering from 12 to 14 midwest and southeast states. AUI became a Partner Agent in October 2005 and produced $3.2 and $5.0 million, respectively, for the three and six months ended June 30, 2006.

“We are pleased with AUI’s progress,” Smith stated.

American Patriot Insurance Agency, Inc. (API)
API specializes in general liability and commercial auto for small to medium roofing contractors and markets directly and through retail brokers. API produced $0.4 million in its first quarter of operations.

Smith stated, “API has expanded to 19 states and we are working to enter others. API began producing premium in the second quarter and is marketing aggressively to penetrate its extensive roofing supply customer base.”

*****

Smith concluded, “We have achieved profitability, which is great news. The next step is to generate favorable returns on equity for our investors. Our continued focus is on controlling expenses and adding business that provides a better balance of premium while maintaining our strict underwriting standards.”

Conference Call Details
SUA will host a conference call on Thursday, August 3 at 9:00 am Central Time to discuss second quarter results. Interested parties may access a live webcast by going to the “Investor Relations” page of SUA’s website at www.suainsurance.com or by calling 866-700-0161.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employee organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Summary Financial Data
(in millions, except for per share data)

	For the
	Three Months	For the	For the	For the
	Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Results of operations
Gross written premiums	$37.4	$25.0	$68.2	$33.5
Net written premiums	$34.9	$22.2	$62.3	$29.8

Earned premiums	$25.2	$3.0	$48.5	$3.5
Net investment income	1.5	1.0	2.6	1.8

Total revenues	26.7	4.0	51.1	5.3

Net loss and loss adjustment expense	14.5	2.3	28.5	2.8
Amortization of deferred acquisition costs	5.2	0.6	10.7	0.7
Service company fees	–	2.2	–	4.4
Other operating expenses	4.7	2.9	9.8	5.9

Total expenses	24.4	8.0	49.0	13.8

Pre-tax income	2.3	(4.0)	2.1	(8.5)

Federal income tax expense	0.1	–	0.1	–

Net income (loss)	$2.2	$(4.0)	$2.0	$(8.5)

Key ratios
Net loss and loss adjustment expense ratio	57.4%	76.5%	58.7%	79.7%
Ratio of amortization of deferred acquisition expense to earned premium	20.6%	21.1%	22.1%	21.1%
Ratio of all other expenses to gross written premium	12.7%	20.2%	14.3%	30.6%
Net income (loss) per share
Basic and diluted	$0.14	$(0.27)	$0.13	$(0.58)
Average common shares outstanding (basic and diluted)	15,176	14,754	15,096	14,731

Summary Financial Data
(in millions, except for per share data)
	As of	As of
Financial Condition	June 30, 2006	December 31, 2005
Investments	$131.9	$103.0
Total assets	$317.4	$277.2
Loss and loss adjustment expense reserves*	$123.9	$104.9
Unearned insurance premiums	$72.4	$58.6
Other liabilities	$17.2	$12.9
Shareholders’ equity	$103.9	$100.8
Book value data
Shares outstanding	15.2	14.9
Book value per share	$6.81	$6.76
Tangible book value per share	$6.11	$6.04

• Includes $78.8 million and $86.7 million as of June 30, 2006 and December 31, 2005 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data

	For the Three	For the Six Months	For the
	Months Ended June	Ended	Year Ended
	30, 2006	June 30, 2006	December 31, 2005
California	31.0%	32.3%	39.4%
Florida	49.2%	41.3%	42.6%
Other States	19.8%	26.4%	18.0%

Total	100.0%	100.0%	100.0%

	For the Three	For the Six Months	For the
	Months Ended June	Ended	Year Ended
	30, 2006	June 30, 2006	December 31, 2005
Workers’ compensation	62.9%	65.2%	68.8%
Commercial automobile	15.3%	13.2%	10.4%
General liability	20.2%	20.1%	11.8%
All other	1.6%	1.5%	9.0%

Total	100.0%	100.0%	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.